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                                                                      Exhibit 11

                             LIBERTY BANCORP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

                                              Six Months         Three Months
                                                 Ended              Ended
                                             June 30, 2001      June 30, 2001
                                           -----------------  -----------------

Net income                                   $     460,611      $     282,537
                                             -------------      -------------

Weighted average common shares outstanding       3,336,174          3,283,353


Common stock equivalents due to dilution effect
 of stock options                                    2,635              2,813
                                             -------------      -------------

Total weighted average common shares and
 equivalents outstanding                         3,338,809          3,286,166
                                             -------------      -------------

Basic earnings per common share              $        0.14      $        0.09
                                             =============      =============

Diluted earnings per common share            $        0.14      $        0.09
                                             =============      =============